Exhibit 99.1

[LETTERHEAD OF ADOLOR]

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Signova (media)
Lizanne Wentz	Lauren Mason (215) 519-3889
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION ANNOUNCES TOP-LINE RESULTS IN PHASE 3

SAFETY STUDY OF ENTEREG™ (ALVIMOPAN) IN POSTOPERATIVE ILEUS

-Safety study 14CL306 successfully completed-

-Conference call and webcast at 8:30 a.m. EDT on October 23, 2003-

EXTON, PA, October 22, 2003—Adolor Corporation (Nasdaq: ADLR) announced today top-line results of its 519 patient Phase 3 clinical safety study 14CL306 of Entereg™ (alvimopan) in postoperative ileus. The primary objective of this study was to evaluate the safety of Entereg™ (alvimopan) 12 mg administered twice a day for seven postoperative days in subjects undergoing total abdominal simple hysterectomy in a placebo-controlled observational safety study.

Entereg™ (alvimopan) was generally well tolerated in this study with 93% of patients completing treatment in the alvimopan 12 mg treatment group and 92% of patients completing treatment in the placebo group. The most frequently observed adverse events in both groups were nausea, vomiting and constipation. Discontinuations due to adverse events were 4% in the treatment group and 5% in the placebo group.

“Completion of study 306 is another important milestone in the development of alvimopan for the management of postoperative ileus,” commented Bruce A. Peacock, president and chief executive officer of Adolor. “We are now focusing our efforts on completing study 308 and meeting our target of submission of the NDA for alvimopan in the management of postoperative ileus late in the first half of 2004.”

In this double-blind, placebo-controlled, multi-center study, patients were randomized to receive either Entereg™ (alvimopan) 12 mg (413 patients) or placebo (106 patients), at least two hours prior to surgery, and then twice a day beginning in the hospital on the first postoperative day. Dosing continued on an out-patient basis after patients were discharged from the hospital. Patients were to receive study medication for a total of seven days post surgery. The primary objective of the study was safety and efficacy was evaluated as a secondary objective.

“We are very pleased with the results of Study 306,” said Bruce Wallin, M.D., vice president, clinical research and development for Adolor Corporation. “It is very encouraging that alvimopan was generally well tolerated both in the hospital and at home for a total of 7 days post-surgery.”

The results of this study will be overviewed as part of a webcast conference call on October 23, 2003 at 8:30 a.m. Eastern Daylight Time in connection with the Company’s third quarter financial results and product development program update. You may access the call by dialing 800-299-9086 for domestic callers and 617-786-2903 for international callers and provide passcode 55553564. Slides accompanying the call, as well as a webcast of the audio portion of the call, will be available on the Investor Relations section of the Company’s website, www.adolor.com.

A replay of the conference call will be available beginning at 10:30 a.m. Eastern Daylight Time on October 23, 2003. To listen to a replay of the conference call, dial 888-286-8010 (domestic callers) or 617-801-6888 (international callers) with a passcode of 54478066 or listen via the website. The replay will be available for one week.

About the Entereg™ (alvimopan) Clinical Development Program

The clinical development program for the study of Entereg™ (alvimopan) in postoperative ileus includes four phase 3 clinical studies. Three of these studies (14CL302, 14CL313, and 14CL308) are double-blind, placebo controlled, multi-center studies each designed to enroll patients scheduled to undergo certain types of major abdominal surgery and receiving opioids for pain relief. Under these protocols, patients are randomized into three arms to receive placebo, 6 mg, or 12 mg doses of Entereg™ (alvimopan) at least two hours prior to surgery, and then twice a day beginning on the first postoperative day until hospital discharge or for a maximum of seven days. The primary endpoint in these three studies is a composite measure of the time to recovery of both the upper and lower gastrointestinal functions, whichever occurred last, as defined by time to tolerability of solid foods and time to first flatus or first bowel movement.

Top-line results from the first study, 14CL302, were announced in April 2003. Study 14CL302 enrolled 451 patients who were scheduled to undergo large bowel resections, simple or radical hysterectomies. A statistically significant difference was achieved in the primary endpoint of Study 14CL302, time to recovery of gastrointestinal function, in the Entereg™ (alvimopan) 6 mg treatment group compared to the placebo group. A positive trend was observed in the primary endpoint of the study for the Entereg™ (alvimopan) 12 mg treatment group; however, the difference from placebo was not statistically significant. The most frequently observed adverse events in both the treatment groups and placebo were nausea, vomiting and hypotension.

Top-line results from the second study, 14CL313, were announced in September 2003. Study 14CL313 enrolled 510 patients who were scheduled to undergo small bowel resections, large bowel resections or radical hysterectomies. A statistically significant difference was achieved in the primary endpoint of Study 14CL313, time to recovery of gastrointestinal function, in the Entereg™ (alvimopan) 6 mg and 12 mg treatment groups when each was compared to the placebo group. The most frequently observed adverse events in both the treatment groups and placebo were nausea, vomiting and hypotension.

The third study 14CL306, the subject of today’s announcement, enrolled 519 patients who were scheduled to undergo total abdominal simple hysterectomy.

Enrollment in the fourth study, 14CL308, is targeted for completion early in the fourth quarter of 2003. Study 14CL308 includes patients scheduled to undergo small bowel resections, large bowel resections, and simple or radical hysterectomies.

About Postoperative Ileus

Many patients undergoing open abdominal surgery experience temporary bowel impairment of variable duration. This phenomenon, known as postoperative ileus or POI, may be exacerbated and prolonged by multiple factors including the use of opioid analgesics for pain relief. POI is characterized by pain, abdominal distention or bloating, nausea and vomiting, accumulation of gas and fluids in the bowel, and delays in the passage of flatus or stool. There has been little advance in the treatment of POI since the introduction of nasogastric decompression, which has limited effectiveness and is uncomfortable for patients. There are no FDA-approved drugs for the management of POI currently available. There is a need for improved treatments because postoperative ileus can have a negative impact on patient recovery and health care costs.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain management products. Entereg™ (alvimopan), Adolor’s lead product candidate, is being developed to manage postoperative ileus, the gastrointestinal side effect which can affect millions of patients following many types of surgery. Entereg™ (alvimopan) is also being developed to manage the bowel dysfunction which can negatively impact the quality of life for millions of patients using opioid analgesic products such as morphine for treating pain. Adolor is collaborating with GlaxoSmithKline for the development and commercialization of Entereg™ (alvimopan). Adolor’s next product candidate is a sterile lidocaine patch in clinical development for treating postoperative incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers, and the medical community.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that the results of Studies 14CL313, 14CL302 and 14CL306 have not been submitted to or reviewed by the FDA or any other regulatory agency; the risk that the results from Studies 14CL313, 14CL302 and 14CL306 do not support our goal of submission of a New Drug Application (NDA); the risk that the FDA may not agree with our analyses of Studies 14CL313, 14CL302 and 14CL306; the risk that the FDA may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety, or there were human errors in the conduct of the studies or otherwise; the risk that our additional Phase III study in our postoperative ileus program is not positive or does not confirm the results of Studies 14CL313, 14CL302 and Study 14CL306; the risk that accrual to Study 14CL308 is not completed early in the fourth quarter of 2003; the risk that a NDA for Entereg™ (alvimopan) is not submitted in the first half of 2004; the risk that the FDA will not accept the NDA, if submitted, for filing; the risk that Adolor may not obtain FDA approval for Entereg™ (alvimopan), whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, or otherwise; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline, in connection with the development and commercialization of Adolor’s product candidates; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Reports on Form 10-Q for the quarters ending June 30, 2003 filed August 7, 2003 and March 31, 2003 filed May 14, 2003; Adolor’s Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003; Adolor’s Registration Statement on Form S-3 filed October 16, 2003 (File No. 333-107998). We urge you to carefully review and consider the disclosures found in these filing which are available in the SEC EDGAR database at www.sec.gov and from Adolor at www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.